Exhibit 99


--------------------------------------------------------------------------------
                                                                   Press Release


                                 Contact:  Michael Johns
                                           Vice President, Communications
                                           Gentiva Health Services
                                           3 Huntington Quadrangle, 2S
                                           Melville, NY  11747
                                           (631) 501-7442
                                           michael.johns@gentiva.com

                        Investor Contact:  John J. Collura
                                           Executive Vice President, Chief
                                           Financial Officer and Treasurer
                                           Gentiva Health Services
                                           (631) 501-7437
FOR IMMEDIATE RELEASE


             Gentiva Health Services Announces Agreement to Sell its
                   Specialty Pharmaceutical Services Business


     Melville, N.Y., January 2, 2002 -- Gentiva Health Services (Nasdaq: GTIV), the nation's leading provider of home health care and specialty pharmaceutical services, today announced that it has entered into a definitive agreement with Accredo Health, Inc. (Nasdaq: ACDO) to sell the assets and business of Gentiva's specialty pharmaceutical services for approximately $415 million in cash and stock consideration, subject to certain conditions. The board of directors for each of the companies has approved the proposed transaction. The transaction remains subject to both companies' shareholder approval and regulatory approvals. Subject to the satisfaction of these conditions, the transaction is estimated to close in April 2002.

     The consideration to be paid by Accredo for Gentiva's specialty pharmaceutical net assets will be 50 percent in Accredo common stock and 50 percent in cash. Gentiva currently intends that substantially all of the proceeds will be distributed to Gentiva shareholders shortly following the closing of the transaction. Further information on the transaction will be provided in shareholder proxies from the companies, which are anticipated to be delivered to shareholders in the first quarter of 2002.

     "The aligning of Gentiva's specialty pharmaceutical services business with Accredo creates a specialty pharmaceutical distribution capability with tremendous future opportunities," said Edward A. Bleechschmidt, Gentiva's chairman, president and chief executive officer. "At the same time, this transaction creates enhanced focus on our core home health business, where we maintain our industry leadership position as the only true national provider."

     After consummation of the transaction and following the distribution of proceeds, Gentiva will have no debt and a cash balance of $60 million to $80 million. Revenue from Gentiva's continuing home health operations for 2001 is expected to be approximately $720 million.

     Gentiva will provide further details regarding this agreement on a conference call scheduled for tomorrow, January 3, 2002, at 11:00 a.m. Eastern Standard Time. To participate in the call from the United States or Canada, phone (888) 276-9995. To participate in the call from outside the United States or Canada, phone (612) 288-0329.

     Gentiva Health Services (Nasdaq: GTIV), a Fortune 1000 company, is the nation's leading provider of home health care and specialty pharmaceutical services. With more than 300 locations in the United States, the company had approximately $1.5 billion in 2000 net revenues. For more information, visit Gentiva's Web site, "http://www.gentiva.com".

                                     --end--

     Information contained in this news release, other than historical information, should be considered forward-looking, and is subject to various risk factors and uncertainties. For instance, the company's strategies and operations involve risks of competition, changing market conditions, changes in laws and regulations affecting its industries and numerous other factors discussed in this release and in the company's filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those anticipated in any forward-looking statements.


--------------------------------------------------------------------------------